Exhibit 99.1

INVESTOR CONTACT:	MEDIA CONTACT:

Kate Patterson	Cas Purdy
Websense, Inc.	Websense, Inc.
(858) 320-8072	(858) 320-9493
kpatterson@websense.com	cpurdy@websense.com

NEWS RELEASE

Websense Delivers Strong Finish to Record Revenue Year

•	Billings total $105.9 million for Q4 and $343.4 million for 2008

•	GAAP revenue at record levels of $79.3 million for Q4 and $295.9 million for 2008

•	Cash flow from operations of $24.1 million for Q4 and $67.4 million for 2008, including non-recurring cash expenses

SAN DIEGO, January 27, 2009 — Websense, Inc. (NASDAQ: WBSN) today announced financial results for the fourth quarter and year ended December 31, 2008.

Fourth Quarter 2008: Fourth quarter revenue, calculated in accordance with GAAP, increased to $79.3 million from $61.0 million in the fourth quarter of 2007. The increase was a result of the addition of new, renewed and upgraded subscriptions, including the addition of approximately $16.2 million from new or renewal subscriptions from SurfControl products.

The company posted a GAAP net loss of $11.9 million, or 27 cents per share, for the fourth quarter of 2008. This compares to a GAAP net loss of $27.0 million, or 59 cents per share, for the fourth quarter of 2007.

Fourth quarter 2008 GAAP operating results reflected the write-down of the majority of SurfControl’s deferred revenue to fair value as of the acquisition close date of October 3, 2007, which had the effect of reducing revenue that would have otherwise been recognizable in the quarter by approximately $6.8 million. Quarterly GAAP operating income also included certain cash and non-cash operating expenses totaling $18.2 million that were excluded from the company’s non-GAAP results.

For the fourth quarter 2008, operating cash flow for the quarter was approximately $24.1 million, including approximately $3.0 million in cash payments for acquisition-related costs, compared to $16.0 million in the fourth quarter of 2007.

Fiscal Year 2008: For the fiscal year, GAAP revenue was $295.9 million, including approximately $74.4 million from new or renewal subscriptions from SurfControl products, compared with $211.7 million in 2007, including $8.7 million from SurfControl products. For 2008, the write-down of the majority of SurfControl’s deferred revenue to fair value as of the acquisition close had the effect of reducing revenue that would have otherwise been recognizable by approximately $51.7 million.

The company posted a GAAP net loss of $29.9 million, or 66 cents per share, for the year. This compares to a GAAP net loss of $14.6 million, or 32 cents per share, for the 2007 fiscal year.

For the fiscal year 2008, GAAP cash flow from operations was approximately $67.4 million, and included approximately $18 million in cash payments for acquisition related costs, compared to $53.6 million in the fiscal year 2007.

“Our performance this quarter demonstrates that our strategy is working. When we announced the close of the SurfControl acquisition, we made significant commitments for earnings growth, cash flow and customer retention. I am proud to say that we exceeded every one of these commitments,” said Gene Hodges, Websense CEO. “Our 2008 non-GAAP earnings were up 45 percent from 2007, and our cash flow from operations, excluding cash payments for acquisition related costs, was significantly higher than our most recent guidance of $75 million. This performance reflects broad and sustained execution across multiple functional areas, and few companies have been able to deliver this level of performance in the quarters immediately following an acquisition. Our success was due to the strength and discipline of our management team and the unwavering commitment of our employees.”

Non-GAAP Operating Results

Fourth Quarter 2008: Billings for the fourth quarter, which represent the full amount of subscription contracts billed to customers during the period, were $105.9 million, compared to fourth quarter 2007 billings of $108.6 million.

Compared to the fourth quarter of 2007, billings during the fourth quarter of 2008 were negatively affected by shorter contract duration and changes in the currency exchange rate between the US dollar and the local currencies in which the subscription contracts were billed. The shorter average contract duration decreased billings by approximately $4 million compared to a year ago. Under our revenue recognition policy, deferred revenue for subscriptions that are denominated in currencies other than US currencies is booked in US dollars based upon the exchange rate at the end of the previous month in which the subscription is booked. The strengthening of the US dollar relative to the British pound, Euro, Australian dollar, Canadian dollar and Japanese yen compared to the average exchange rates during the fourth quarter of 2007 reduced billings by approximately $6 million, compared to the billings that would have been booked for the same subscriptions if entered into in the fourth quarter of 2007.

Fourth quarter 2008 non-GAAP revenue was $86.1 million and included approximately $6.8 million in subscription revenue from past billings to SurfControl customers that would have been recognized during this period had SurfControl remained an independent company reporting under GAAP. This subscription revenue was included in SurfControl’s deferred revenue as of the acquisition date, but is not recognized as subscription revenue on a post-acquisition basis under GAAP due to the impact of the write-down of the majority of SurfControl’s deferred revenue to fair value as of the acquisition date.

The average duration of fourth quarter 2008 contracts was 22.5 months, compared to 23.4 months in the fourth quarter of 2007. This change reflected an increase in the mix of one-year contracts to 52 percent of total billings, compared to 49 percent of total billings in the fourth quarter of 2007.

Fourth quarter 2008 non-GAAP operating income was $23.4 million, or 27.2 percent of non-GAAP revenue. Fourth quarter non-GAAP operating expenses of $62.7 million excluded cash and non-cash acquisition related expenses of approximately $12.6 million and stock based compensation expense of approximately $5.6 million.

Fourth quarter 2008 non-GAAP net income was $14.2 million, or 31 cents per share, an increase of 11 percent from the $12.8 million, or 28 cents per diluted share, in non-GAAP net income posted in the fourth quarter of 2007.

Fiscal Year 2008: For the full year 2008, billings were $343.4 million compared to $257.9 million in 2007. The increase in billings for the year reflected a full year of combined Websense and SurfControl operations, compared with a single quarter of combined results in 2007. Pro forma combined billings for Websense and SurfControl for 2007 were approximately $356 million and included approximately $8.9 million in billings of products that have been discontinued or product lines that were sold.

For the year, the average duration of subscriptions was approximately 21.9 months, compared to 23.4 months in 2007 for Websense as a stand-alone entity for the first three quarters of 2007. The shorter contract duration together with the strengthening of the US dollar against major currencies reduced billings during 2008.

Fiscal year 2008 non-GAAP revenue was $347.6 million and included approximately $51.7 million in subscription revenue from pre-acquisition billings to SurfControl customers that would have been recognized had SurfControl remained an independent company reporting under GAAP.

In April 2007, when Websense announced plans to acquire SurfControl, Websense expected the combination to be accretive to non-GAAP earnings by at least 20 percent. For the year, non-GAAP net income increased 45 percent, from $43.2 million, or 95 cents per diluted share, in 2007 to $63.0 million, or $1.38 per diluted share in 2008. The costs excluded from non-GAAP earnings are fully detailed in the footnotes to the table “Reconciliation of GAAP to Non-GAAP Financial Measures” at the end of this news release.

Balance Sheet and Cash Flow Metrics

The company’s balance sheet remains strong, with cash and cash equivalents of approximately $67 million, accounts receivable of approximately $82 million and total GAAP deferred revenue of approximately $333 million as of the end of the year. Changes to the balance sheet compared to the prior quarter included:

•	An increase in GAAP deferred revenue by approximately $25.4 million, which reflected higher fourth quarter billings compared to revenue recognized.

•

An increase in GAAP accounts receivable by approximately $17.4 million, which reflected the $23.2 million sequential increase in fourth quarter billings. Days sales outstanding increased to 70 days from 67 days in the prior quarter, but remained consistent with the target range of 65 to 70 days.

During the quarter, the company repaid an additional $15 million in long term debt, bringing total principal payments to date to $85 million and reducing long term debt to $125 million as of December 31, 2008, from $210 million at the close of the SurfControl acquisition in October 2007. The company also repurchased a total of approximately 289,000 shares for approximately $5 million under a 10b5-1 plan.

“We target our cash balances at approximately $60 million on a global basis, and we believe this level will be appropriate for 2009 as well,” said Dudley Mendenhall, Websense chief financial officer. “As we generate excess cash above this amount in 2009, we plan to reduce the balance outstanding on our credit facility and increase repurchases of our common stock to further support our commitment to building shareholder value.”

Quarterly Business Metrics

	Q4’08	Q3’08	Q4’07
Product seats under subscription	43.9 million	43.3 million	42.7 million

International billings (% of total)	51%	48%	55%

Average annual contract value	$8,400	$7,900	$8,100

Billings from renewals (% of total)	75-80%	75 – 80%	75 – 80%

Average contract duration (months)	22.5	22.1	23.4

Additionally, the company introduced two new billings metrics related to renewals which are more closely aligned with the company’s management practices. The first metric is the percentage of the company’s billings in a period that are obtained from renewals, which historically has averaged between 75 and 80 percent. The second metric is renewal yield and is calculated as the total billings from renewals in a period divided by the original total contract value of expiring subscriptions in that period. Fourth quarter billings from renewals were in the 75 to 80 percent target range and renewal yield was greater than 100 percent, consistent with historical performance.

Outlook for Fiscal Year 2009 and 2010

Websense provides annual guidance on anticipated financial performance for the year based on its assessment of the current business environment, including average subscription contract duration, historical seasonal trends in its business, and prevailing exchange rates between the U.S. dollar and other major currencies. Additionally, the company provides directional commentary on anticipated quarterly financial results to enhance investors’ ability to understand quarterly seasonal patterns and the effect of timing differences between billings and revenue recognition. In providing fiscal year 2009 guidance, directional quarterly guidance and 2010 outlook, the company emphasizes that its forward-looking statements are based on current expectations and prevailing currency exchange rates on the date the guidance is provided and disclaims any obligation to update the statements as circumstances change.

For the first quarter of 2009, the company expects billings growth in the low single digits, compared to the first quarter of 2008. Subsequent quarterly billings are expected to follow historical seasonal patterns. Additionally, the company expects the trend of modest sequential declines in revenue to continue in the first half of the year, with revenue growth resuming in the second half of the year, reflecting the growth pattern of quarterly billings in 2008.

2009 Outlook (as of 01/27/09)

Billings	$365 - 375 million

Billings from renewals (% of total)	75 - 80%

GAAP revenue	$326 – 334 million

Non-GAAP revenue	$342 – 350 million

Non-GAAP operating margin	25 – 28%

Stock-based compensation expense	$26 - 28 million

Amortization of intangible assets (non-cash)	approximately $39 million

Net cash interest expense	$5 – 6 million

Non-GAAP earnings per diluted share	$1.20 – 1.30

Estimated Non-GAAP tax rate	34 - 35%

Average diluted shares outstanding	44 - 46 million

Billings guidance for 2009 assumes an average contract duration in the 20 to 22 month range. Additionally, based on the current business outlook and collections trends, the company expects GAAP cash flow from operations for 2009 to exceed $80 million, compared to $67.4 million in GAAP cash flow from operations in 2008. The company does not expect any additional material non-recurring cash expenses from the SurfControl acquisition in 2009.

Non-GAAP guidance for fiscal year 2009 revenue and diluted earnings per share includes approximately $16.1 million in subscription revenue from SurfControl that would have been recognized under subscriptions that were included in deferred revenue as of the date of the acquisition that will not be recognized as revenue during the applicable period as revenue on a post acquisition basis under GAAP due to the impact of the write-down of the majority of SurfControl’s deferred revenue to fair value as of the acquisition date.

For 2010, the company believes it has the potential to generate substantial growth in non-GAAP earnings per diluted share of more than $1.50 per share, assuming that the company generates 2009 billings within the guidance range, and assuming expenses grow as planned in the range of 6 to 7 percent annually in 2009 and 2010.

Conference Call

Management will host a conference call and simultaneous webcast to discuss these results today, January 27, at 2:00 p.m. Pacific Time. To participate in the call, investors should dial (877) 874-1571 (domestic) or (719) 325-4758 (international) ten minutes prior to the scheduled start of the call. Additionally, a live audio-only webcast of the call may be accessed on the Internet at www.websense.com/investors.

An archive of the webcast will be available on the company’s Web site through March 31, 2009, and a taped replay of the call will be available for one week at (888) 203-1112 or (719) 457-0820, passcode 4150495.

Non-GAAP Financial Measures

This press release provides financial measures for the fourth quarter and fiscal year 2008, including measures for revenue, income from operations, net income and earnings per diluted share, that include revenue from SurfControl that would have been recognized during the fourth quarter and full year 2008 under subscriptions that were included in deferred revenue as of the date of the acquisition but will not be recognized as revenue on a post-acquisition basis under GAAP due to the impact of the write-down of a majority of SurfControl’s deferred revenue to fair value as of the acquisition date. In addition, fourth quarter and full year non-GAAP operating results exclude certain cash and non-cash expenses relating to the PortAuthority and SurfControl acquisitions, including restructuring costs relating to headcount reduction and facility closures, integration travel, retention bonuses, amortization of intangible assets and deferred financing fees, and professional fees, as well as stock based compensation expense and related tax effects. Full year results also exclude the benefit of the reversal of a tax provision based upon a favorable tax ruling. Based on the foregoing, the company’s presentation of non-GAAP revenue, gross margin, operating expenses, income from operations, net income and earnings per diluted share are not calculated in accordance with GAAP.

Management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance that enhances management’s and investors’ ability to evaluate the company’s operating results, trends and prospects and to compare current operating results with historic operating results. A reconciliation of the GAAP and non-GAAP financial measures for the quarter and the year and a more detailed explanation of each non-GAAP financial measure and its uses are provided at the end of this press release.

This press release also provides guidance for the fiscal years 2009 and 2010, including guidance for revenue, income from operations, net income and earnings per diluted share, that include revenue from SurfControl that would have been recognized during the full year 2009 under subscriptions that were included in deferred revenue as of the date of the acquisition but will not be recognized as revenue on a post-acquisition basis under GAAP due to the impact of the write-down of a majority of SurfControl’s deferred revenue to fair value as of the acquisition date.

This press release also includes financial measures for billings for the fourth quarter and fiscal year 2008 and for guidance for fiscal years 2009 and 2010 that are not numerical measures that can be calculated in accordance with GAAP. Websense provides this measurement in press releases reporting financial performance because this measurement provides a consistent basis for understanding the company’s sales activities in the current period. The company believes the billings measurement is useful to investors because the GAAP measurements of revenue and deferred revenue in the current period include subscription contracts commenced in prior periods. The roll-forward of deferred revenue for the fourth quarter of 2008 is set forth at the end of this press release.

About Websense, Inc.

Websense, Inc. (NASDAQ: WBSN), a global leader in integrated Web security, messaging security and data protection technologies, provides Essential Information Protection™ for more than 43 million employees at more than 50,000 organizations worldwide. Distributed through its global network of channel partners, Websense software and hosted security solutions help organizations block malicious code, prevent the loss of confidential information and enforce Internet use and security policies. For more information, visit www.websense.com.

Websense is a registered trademark of Websense, Inc. in the United States and certain international markets. Websense has numerous other registered and unregistered trademarks in the United States and internationally. All other trademarks are the property of their respective owner.

# # #

This press release contains forward-looking statements that involve risks, uncertainties, assumptions and other factors which, if they do not materialize or prove correct, could cause Websense’s results to differ materially from historical results or those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including, our guidance and financial outlook for the company’s 2009 and 2010 fiscal years, and statements containing the words “planned,” “expects,” “believes,” “strategy,” “opportunity,” “anticipates” and similar words. These statements may include, among others, plans, strategies and objectives of management for future operations. The potential risks and uncertainties which contribute to the uncertain nature of these statements include, among others, risks associated with launching new product offerings, customer acceptance of the company’s services, products and fee structures in a changing market; the success of Websense’s brand development efforts; the volatile and competitive nature of the Internet and security industries; changes in domestic and international market conditions, risks relating to currency exchange rates and impacts of macro-economic conditions on our customers, risks relating to the required use of cash for debt servicing, the risks of ongoing compliance with the covenants in the senior secured credit facility, risks related to changes in accounting interpretations and the other risks and uncertainties described in Websense’s public filings with the Securities and Exchange Commission, available at www.websense.com/investors. Websense assumes no obligation to update any forward-looking statement to reflect events or circumstances arising after the date on which it was made.

Websense, Inc.

Consolidated Statements of Operations

(Unaudited and in thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31, 2008	December 31, 2007	December 31, 2008	December 31, 2007
Revenues	$79,257	$61,040	$295,861	$211,665
Cost of revenues:
Cost of revenues	9,119	9,166	35,755	22,466
Amortization of acquired technology	3,163	4,727	12,423	6,614

Total cost of revenues	12,282	13,893	48,178	29,080

Gross margin	66,975	47,147	247,683	182,585
Operating expenses:
Selling and marketing	45,101	51,046	175,210	126,335
Research and development	13,307	13,892	53,105	40,951
General and administrative	10,181	12,132	45,622	32,721

Total operating expenses	68,589	77,070	273,937	200,007

Loss from operations	(1,614)	(29,923)	(26,254)	(17,422)
Interest expense	(2,777)	(4,308)	(13,134)	(4,308)
Other income, net	522	1,649	1,431	9,492

Loss before income taxes	(3,869)	(32,582)	(37,957)	(12,238)
Provision (benefit) for income taxes	8,075	(5,627)	(8,086)	2,327

Net loss	$(11,944)	$(26,955)	$(29,871)	$(14,565)

Basic net loss per share	$(0.27)	$(0.59)	$(0.66)	$(0.32)

Diluted net loss per share	$(0.27)	$(0.59)	$(0.66)	$(0.32)

Basic common shares	45,065	45,339	45,190	45,107

Diluted common shares	45,065	45,339	45,190	45,107

Financial Data:
Total deferred revenue	$332,764	$286,685	$332,764	$286,685

Websense, Inc.

Consolidated Balance Sheets

(Unaudited and in thousands)

	December 31, 2008	December 31, 2007
Assets
Current assets:
Cash and cash equivalents	$66,983	$66,383
Marketable securities	—	19,781
Accounts receivable, net	82,032	76,328
Prepaid income taxes	3,723	3,734
Current portion of deferred income taxes	33,125	22,870
Other current assets	9,029	10,109

Total current assets	194,892	199,205
Property and equipment, net	14,312	17,657
Intangible assets, net	106,493	152,906
Goodwill	374,410	385,916
Deferred income taxes, less current portion	21,092	19,048
Deposits and other assets	3,933	5,798

Total assets	$715,132	$780,530

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$2,719	$3,255
Accrued compensation and related benefits	19,087	28,960
Other accrued expenses	28,440	30,463
Current portion of income taxes payable	11,791	1,531
Current portion of senior secured term loan	4,112	—
Current portion of deferred tax liability	1,053	10,399
Current portion of deferred revenue	220,607	190,569

Total current liabilities	287,809	265,177
Income taxes payable, less current portion	6,317	12,264
Senior secured term loan	120,888	190,000
Deferred tax liability, less current portion	10,523	20,964
Deferred revenue, less current portion	112,157	96,116
Other long term liabilities	2,617	1,634

Total liabilities	540,311	586,155
Stockholders’ equity:
Common stock	523	515
Additional paid-in capital	299,657	267,164
Treasury stock	(159,842)	(139,792)
Retained earnings	37,936	67,808
Accumulated other comprehensive loss	(3,453)	(1,320)

Total stockholders’ equity	174,821	194,375

Total liabilities and stockholders’ equity	$715,132	$780,530

Websense, Inc.

Reconciliation of GAAP to Non-GAAP Financial Measures

(Unaudited and in thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31, 2008	December 31, 2007	December 31, 2008	December 31, 2007
GAAP Revenues	$79,257	$61,040	$295,861	$211,665
Deferred revenue related to SurfControl acquisition (1)	6,794	25,157	51,730	25,157

Non-GAAP Revenues	$86,051	$86,197	$347,591	$236,822

GAAP Gross margin	$66,975	$47,147	$247,683	$182,585
Deferred revenue related to SurfControl acquisition (1)	6,794	25,157	51,730	25,157
Amortization of acquired technology (3)	2,942	4,627	11,769	6,214
Restructuring and integration related items (4)	43	585	1,040	644
Stock-based compensation (2)	290	409	1,281	1,506
Legal settlement (5)	—	(11)	—	117

Gross margin adjustment	10,069	30,767	65,820	33,638

Non-GAAP Gross margin	$77,044	$77,914	$313,503	$216,223

GAAP Operating expenses	$68,589	$77,070	$273,937	$200,007
Amortization of other intangible assets (3)	(9,364)	(13,270)	(37,456)	(14,022)
Restructuring and integration related items (4)	(247)	(4,322)	(5,785)	(6,476)
In-process research and development (6)	—	—	—	(1,270)
Stock-based compensation (2)	(5,332)	(5,644)	(22,343)	(20,634)
Legal settlement (5)	—	249	—	(2,796)

Operating expense adjustment	(14,943)	(22,987)	(65,584)	(45,198)

Non-GAAP Operating expenses	$53,646	$54,083	$208,353	$154,809

GAAP Loss from operations	$(1,614)	$(29,923)	$(26,254)	$(17,422)
Gross margin adjustment	10,069	30,767	65,820	33,638
Operating expense adjustment	14,943	22,987	65,584	45,198

Non-GAAP Income from operations	$23,398	$23,831	$105,150	$61,414

GAAP Net loss	$(11,944)	$(26,955)	$(29,871)	$(14,565)
Gross margin adjustment	10,069	30,767	65,820	33,638
Operating expense adjustment	14,943	22,987	65,584	45,198
Amortization of deferred financing fees (7)	478	763	2,356	763
Net gain/loss associated with FX option contracts for SurfControl acquisition (8)	—	(157)	—	40
Impact of favorable tax ruling (9)	—	—	(2,682)	—
Income tax effect on the above items (10)	659	(14,586)	(38,202)	(21,833)

Non-GAAP Net income	$14,205	$12,819	$63,005	$43,241

GAAP Net loss per share	$(0.27)	$(0.59)	$(0.66)	$(0.32)
Non-GAAP adjustments as described above per share, net of tax (1-10)	0.58	0.87	2.04	1.27

Non-GAAP Net income per share	$0.31	$0.28	$1.38	$0.95

GAAP Diluted common shares	45,065	45,339	45,190	45,107
Effect of dilutive securities (11)	301	332	378	453

Non-GAAP Diluted common shares	45,366	45,671	45,568	45,560

The non-GAAP financial measures included in the tables above are non-GAAP revenues, non-GAAP gross margin, non-GAAP operating expenses, non-GAAP income from operations, non-GAAP net income and non-GAAP net income per share, which adjust for the following items: acquisition related adjustments, stock-based compensation expense, amortization of intangible assets and certain other items. We believe the presentation of these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures, provides meaningful supplemental information regarding the Company’s operating performance for the reasons discussed below. Our management uses these non-GAAP financial measures in assessing the Company’s operating results, as well as when planning, forecasting and analyzing future periods. The annual operating plan approved by our Board of Directors is based upon non-GAAP financial measures and our management incentive plans also use non-GAAP financial measures as performance objectives. We believe that these non-GAAP financial measures also facilitate comparisons of the Company’s performance to prior periods and to our peers and that investors benefit from an understanding of these non-financial measures.

(1)	Deferred revenue related to SurfControl. We completed our acquisition of SurfControl in October 2007. At the time of the acquisition, SurfControl had recorded deferred revenue related to subscriptions commenced in the past for which revenue would be recognized in future periods (during the term of the subscription) as revenue recognition criteria are satisfied. The purchase accounting rules required us to write down a significant portion of this deferred revenue to its then current fair value. Consequently, in post acquisition periods, we do not recognize the full amount of this deferred revenue. When measuring the performance of our business, however, we add back non-GAAP revenue associated with the SurfControl deferred revenue that would have been recognized during the relevant accounting period that was excluded as a result of these purchase accounting adjustments, as we believe this provides information about the impact on operations of the acquired business in a manner consistent with the revenue recognition for our pre-existing services. We further believe that the inclusion of non-GAAP revenue enables investors to better understand the impact of the acquisition on the baseline revenue of the combined company and provides useful information to investors on revenue trends impacting the combined business.

(2)	Stock-based compensation. Consists of non-cash expenses for employee stock options, restricted stock units and our employee stock purchase plan determined in accordance with SFAS 123(R). When evaluating the performance of our business and developing short and long-term plans, we do not consider stock-based compensation charges. Although stock-based compensation is necessary to attract and retain quality employees, our consideration of stock-based compensation places its primary emphasis on overall shareholder dilution rather than the accounting charges associated with such grants. Because of varying available valuation methodologies, subjective assumptions and the variety of award types, we believe that the exclusion of stock-based compensation allows for more accurate comparison of our financial results to previous periods. In addition, we believe it is useful to investors to understand the specific impact of the application of SFAS 123(R) on our operating results.

(3)	Amortization of acquired technology and other intangible assets. When conducting internal development of intangible assets (including developed technology, customer relationships, trade-marks, etc.), accounting rules require that we expense the costs as incurred. In the case of acquired businesses, however, we are required to allocate a portion of the purchase price to the accounting value assigned to intangible assets acquired and amortize this amount over the estimated useful lives of the acquired intangibles. The acquired company, in most cases, has itself previously expensed the costs incurred to develop the acquired intangible assets, and the purchase price allocated to these assets is not necessarily reflective of the cost we would incur in developing the intangible asset. We eliminate these amortization charges from our non-GAAP operating results to provide better comparability of pre and post-acquisition operating results and comparability to results of businesses utilizing internally developed intangible assets.

(4)	Restructuring and integration. We have engaged in various restructuring and integration activities in connection with our acquisitions of SurfControl and PortAuthority that have resulted in costs associated with severance, benefits, excess facilities, integration travel, retention bonuses and professional fees. Each restructuring and integration has been a discrete event based on a unique set of business objectives or circumstances, and each has differed from the others in terms of its operational implementation, business impact and scope. We do not engage in these activities in the ordinary course of our business. We believe that it is important to understand these charges; however, we do not believe that these charges are indicative of future operating results and that investors benefit from an understanding of our operating results without giving effect to them, including in comparison to operating results for periods where no restructuring and integration costs were incurred.

(5)	Legal settlement. We excluded the impact of this legal settlement because we do not consider this litigation to be part of the ongoing operation of our business.

(6)	In-process research and development. We excluded this non-cash charge as its impact was non-recurring and it was unique to the PortAuthority acquisition. Further, we believe it is useful to investors to understand the specific impact of this charge on our operating results.

(7)	Amortization of deferred financing fees. This is a non-cash charge that can vary significantly in size and frequency depending on the optional prepayments we make on our senior secured term loan and, therefore, are disregarded by the Company’s management when evaluating our ongoing performance and/or predicting our earnings trends, and excluded by us when presenting our non-GAAP financial measures. Further, we believe it is useful to investors to understand the specific impact of this charge on our operating results.

(8)	Net gain/loss associated with foreign exchange option contracts for SurfControl acquisition. These were gains/losses associated with hedging the purchase price for the SurfControl acquisition which was denominated in the British Pound. We excluded these gains/losses because they were unique non-recurring occurrences related to the SurfControl acquisition and we are not continuing to incur these gains/losses.

(9)	Impact of favorable tax ruling. During the first quarter of 2008, we received a favorable state tax ruling regarding unrecognized state income tax benefits. Because the impact is non-recurring, we excluded the impact when presenting non-GAAP financial measures.

(10)	Income tax effect on the above items. This amount adjusts the (benefit) provision for income taxes to reflect the effect of the non-GAAP adjustments on non-GAAP net income.

(11)	Effect of dilutive securities. The effect of dilutive securities was excluded from GAAP diluted common shares due to the reported net loss under GAAP, but are included for non-GAAP diluted common shares since we have non-GAAP net income.

Websense, Inc.

Rollforward of Deferred Revenue

(Unaudited and in thousands)

Deferred revenue balance at September 30, 2008	$307,339
Foreign exchange translation adjustment	(1,170)
Net billings during fourth quarter 2008	105,852
Less revenue recognized during fourth quarter 2008	(79,257)

Deferred revenue balance at December 31, 2008	$332,764

Websense, Inc.

Rollforward of Non-GAAP Deferred Revenue

(Unaudited and in thousands)

Non-GAAP deferred revenue balance at September 30, 2008	$334,827
Foreign exchange translation adjustment	(1,562)
Net billings during fourth quarter 2008	105,852
Less Non-GAAP revenue recognized during fourth quarter 2008	(86,051)

Non-GAAP deferred revenue balance at December 31, 2008	$353,066